SECOND AMENDMENT TO FIRST AMENDED AND RESTATED
RIGHTS AGREEMENT
     THIS SECOND AMENDMENT TO FIRST AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), dated as of May 18, 2007, is between ARKANSAS BEST CORPORATION, a Delaware corporation (the “Company”), and LASALLE BANK, NATIONAL ASSOCIATION (the “Rights Agent”), at the direction of the Company.
     WHEREAS, the Company and Computershare Investor Services, LLC, the predecessor Rights Agent, entered into a First Amended and Restated Rights Agreement dated as of May 1, 2001 (as amended, the “Rights Agreement”);
     WHEREAS, Section 26 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company;
     WHEREAS, pursuant to a resolution duly adopted on May 17, 2007, the Board of Directors of the Company has duly adopted and authorized the amendment of the Rights Agreement to amend the definition of “Acquiring Person” to permit Royce & Associates, LLC to beneficially own up to 17.999% of the Common Shares (as defined in the Rights Agreement); and
     WHEREAS, the Board of Directors of the Company resolved and determined that such amendment is in the best interest of the Company and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement;
     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
     1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:
     (a) “Acquiring Person” means any Person that, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding; provided, however, that Royce & Associates, LLC (“Royce”) shall not be deemed to be an Acquiring Person until such time as Royce, together with all of its Affiliates and Associates, is the Beneficial Owner of 18% or more of the Common Shares then outstanding. The term “Acquiring Person” shall not include the Company, any Subsidiary of the Company or any Person who acquires beneficial ownership of the Common Shares in a Permitted Transaction, any employee benefit plan of the Company or any Subsidiary of the Company or any Person holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, from and after January 22, 2003 no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more, or 18% or more in the case of Royce, of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more, or

18% or more in the case of Royce, of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company and at a time when such Person is the Beneficial Owner of 15% or more, or 18% or more in the case of Royce, of the Common Shares of the Company then outstanding (as such number has most recently been disclosed by the Company in any filing with the Securities and Exchange Commission or other widely disseminated public disclosure) become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if, upon Board Approval, the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph has become such inadvertently, and such Person divests as promptly as practicable (as determined by the Board of Directors of the Company in its sole discretion) a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. For the avoidance of doubt, as of May 18, 2007, no Stock Acquisition Date has occurred with respect to Royce and Royce is not an Acquiring Person.
     2. AMENDMENT OF EXHIBIT B. Exhibit B of the Rights Agreement is hereby amended in its entirety to read as follows:
SUMMARY OF RIGHTS TO PURCHASE SHARES OF
ARKANSAS BEST CORPORATION COMMON STOCK
     The Board of Directors of Arkansas Best Corporation (the “Company”) issued one common share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company issued and outstanding on the closing date of the Company’s initial public offering (the “Record Date”). Each Right entitles the registered holder to purchase from the Company one Common Share at a price of $80.00 (the “Purchase Price”), subject to adjustment.
     The Rights were issued pursuant to the Rights Agreement, dated as of April 23, 1992 (the “Original Rights Agreement”), by and between the Company and Harris Trust and Savings Bank. The Original Rights Agreement was amended on May 27, 1999 by an Amendment to Rights Agreement and was amended and restated by the First Amended and Restated Rights Agreement, dated May 1, 2001 (the “Restated Rights Agreement”), by and between the Company and Computershare Investor Services, LLC, a Delaware limited liability company, as successor Rights Agent. The Restated Rights Agreement amended the Original Rights Agreement (as previously amended) to, among other things, extend the term of the Rights Agreement to April 30, 2011 and increase the Purchase Price to $80.00 per Common Share. The Restated Rights Agreement was amended on April 4, 2003 by an Amendment to First Amended and Restated Rights Agreement (the “First Amendment to Restated Rights Agreement”) and

was amended again on May 18, 2007 by a Second Amendment to First Amended and Restated Rights Agreement (the “Second Amendment to Restated Rights Agreement”). The First Amendment to Restated Rights Agreement amended the definition of “Acquiring Person.” The Second Amendment to Restated Rights Agreement amended the definition of “Acquiring Person” and the summary of rights attached as Exhibit B to the Restated Rights Agreement. On August 1, 2001, LaSalle Bank, National Association, replaced Computershare Investors Services, LLC, as Rights Agent.
     The Original Rights Agreement, the Restated Rights Agreement, the First Amendment to Restated Rights Agreement and the Second Amendment to Restated Rights Agreement are sometimes referred to collectively as the “Rights Agreement.”
     The description and terms of the Rights are set forth in the Restated Rights Agreement, the First Amendment to Restated Rights Agreement and the Second Amendment to Restated Rights Agreement.
     Until the earlier to occur of (i) the close of business on the tenth (10th) day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more, or 18% or more in the case of Royce & Associates, LLC (“Royce”), of the outstanding Common Shares (an “Acquiring Person”), except that the term “Acquiring Person” shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company, any such subsidiary or any person who acquires beneficial ownership of the Common Shares in a Permitted Transaction (as such term is described below) or, from and after January 22, 2003, any person that becomes the beneficial owner of 15% or more, or 18% or more in the case of Royce, of the Common Shares of the Company as a result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person to 15% or more, or 18% or more in the case of Royce, of the Common Shares of the Company, (ii) the close of business on the fifteenth (15th) business day (or such later date as may be determined by action of the Board of Directors prior to any person becoming an Acquiring Person) following the commencement of, or public announcement of an intention to commence, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 19.9% or more of the outstanding Common Shares or (iii) the close of business on the tenth (10th) day after the Board of Directors determines that any person (other than Robert A. Young, III) or group of persons (an “Adverse Person”) has acquired beneficial ownership of a substantial amount of Common Shares (but not less than 10% of the outstanding Common Shares) and that (a) such Adverse Person intends to cause the Company to repurchase such Common Stock or to exert pressure against the Company to take any actions or enter into any transactions to provide such Adverse Person with short-term gains or profits under circumstances in which the Board of Directors determines that the long-

term interests of the Company and its stockholders would not be served by taking such actions or entering into such transactions or (b) beneficial ownership by such Adverse Person is reasonably likely to have a material adverse effect on the business, competitive position, prospects or financial condition of the Company and its subsidiaries (the earlier of such dates being the “Distribution Date”), the Rights associated with Common Shares represented by certificates outstanding on the Record Date will be evidenced by such certificates with a copy of the Summary of Rights from the Original Rights Agreement attached to the certificate.
     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares to which they are associated. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights associated with Common Shares represented by certificates issued after the Record Date (whether upon transfer or new issuance of Common Shares) will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificate for Common Shares outstanding will constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the “Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
     The Rights are not exercisable until the Distribution Date. The Rights will expire on April 30, 2011 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.
     The Purchase Price payable and the number of Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights or warrants to subscribe for or purchase Common Shares at a price or securities convertible into Common Shares with a conversion price less than the then current market price of the Common Shares, or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness or assets or of subscription rights or warrants (other than those referred to above).
     In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person or Adverse Person and the Common Shares are not changed or exchanged, (ii) an Acquiring Person or Adverse Person engages in certain self-dealing transactions with the Company, (iii) any person becomes the beneficial owner of 19.9% or more of the outstanding Common Shares (unless the event in which such person acquired 19.9% or more of the outstanding Common

Shares is a Permitted Transaction), (iv) the Company engages in a reclassification or recapitalization that results in an increase of more than 1% of an Acquiring Person’s or Adverse Person’s percentage ownership of the Company or (v) the Board of Directors declares any person to be an Adverse Person, the proper provision will be made so that each holder of a Right, other than Rights beneficially owned by an Acquiring Person or an Adverse Person (which will then be void), will have the right to receive upon exercise that number of Common Shares having a market value of two times the applicable exercise price of the Right.
     For the purposes of the Rights Agreement, a Permitted Transaction is a stock acquisition or tender or exchange offer pursuant to a definitive agreement which would result in a person beneficially owning 50% or more of the Common Shares and which was approved by the Board of Directors prior to the execution of the agreement or the public announcement of the offer.
     In the event that the Company is acquired in a merger or other business combination transaction (other than with a subsidiary of the Company), or 50% or more of its consolidated assets or earning power are sold, unless such event is a Permitted Transaction, proper provisions will be made so that each holder of a Right will have the right to receive, upon the exercise of the Right at the then applicable exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the applicable exercise price of the Right.
     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least l% in such Purchase Price. No fractional Common Shares will be issued and in lieu of such fractional shares, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.
     At any time prior to the close of business on the tenth (10th) day following the public announcement that a person has become an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). In addition, the Board of Directors may extend or reduce the period during which the Rights are redeemable, so long as the Rights are redeemable at the time of such extension or reduction. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, except that from and after the Distribution Date no such amendment may adversely affect the economic interests of the holders of the Rights.

     Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
     3. EFFECTIVENESS.
          This Amendment to the Rights Agreement shall be effective as of the date of this Amendment, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.
     4. CERTIFICATION.
          The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.
     5. MISCELLANEOUS.
          (a) This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
          (b) If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

ARKANSAS BEST CORPORATION
By:	/s/ Robert A. Davidson
	Name:	Robert A. Davidson
	Title:	President and Chief Executive Officer

LASALLE BANK, NATIONAL ASSOCIATION
By:	/s/ Mark F. Rimkus
	Name:	Mark F. Rimkus
	Title:	Vice President